Exhibit 99.1

Company Contact:

Pam Scott

Director of Corporate Communications

(509) 777-6393

Red Lion Hotels Reports

First Quarter 2012 Results

SPOKANE, Wash., May 2, 2012 – Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner and franchisor of midscale hotels, today announced its results for the first quarter ended March 31, 2012. The company reported for the first quarter revenues of $32.7 million and EBITDA of $1.2 million both from continuing operations before special items.

Overview:

•	RevPAR for owned and leased hotels increased 7.3 percent year-over-year

•	Occupancy increased 360 basis points year-over-year driven primarily by an increase in the transient segment

•	ADR for owned and leased hotels was flat year-over-year

•	Comparable EBITDA from continuing operations before special items increased $1.7 million compared with the first quarter of 2011

•	Net loss from continuing operations was $6.6 million, including a pre-tax impairment charge of $5.9 million; net loss from continuing operations was $4.5 million in the first quarter of 2011

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the Red Lion Hotel on Fifth Avenue in Seattle, which was sold in the second quarter of 2011. Following the sale, this property continues to operate as a franchised hotel and the company is therefore required to report its financial results in continuing operations.

Total revenue from continuing operations reported during the first quarter of 2012 was $32.6 million compared to $33.6 million in the first quarter of 2011. On a comparable basis, total revenue increased $1.9 million from $30.8 million in the first quarter of 2011. First quarter net loss from continuing operations was $6.6 million, or a net loss of $0.34 per share, compared to a net loss from continuing operations of $4.5 million or a net loss of $0.24 per share, in the first quarter of 2011. In the first quarter of 2012, comparable EBITDA from continuing operations before special items improved to $1.2 million, compared to ($0.5) million in the first quarter of 2011.

“During the first quarter, the company generated RevPAR growth which outpaced the midscale hotel segment and resulted in an increase in total revenue and EBITDA,” said President and Chief Executive Officer Jon E. Eliassen. “We successfully implemented targeted sales and marketing programs that allowed us to improve occupancy in what is typically our slowest period, without sacrificing rate. Industry trends indicate that midscale RevPAR growth will moderate for the rest of this year, so we are not increasing our current guidance of 2-4 percent RevPAR growth for 2012. We are continuing to focus on improving profitability and successfully executing our three-pronged strategy to reduce debt, expand our franchise program and improve the competitive position of our hotels to enhance value for all Red Lion Hotels stakeholders.”

Summary Results

On the basis of comparable continuing operations before special items, key owned and leased hotel operating metrics and total company EBITDA for the three months ended March 31, 2012, and March 31, 2011, are highlighted below:

	Three months ended March 31,
	2012	2011	change
RevPAR (revenue per available room)	$40.21	$37.47	7.3%
ADR (average daily rate)	$77.29	$77.47	-0.2%
Occupancy	52.0%	48.4%	360	bps
Hotels revenue:
Rooms	$20,353	$18,759	8.5%
Food and beverage	7,417	7,286	1.8%
Other revenue	571	648	-11.9%

Total hotels revenue	$28,341	$26,693	6.2%

Hotel direct operating margin	11.1%	9.1%

Comparable EBITDA from continuing operations before special items (1)	$1,218	$(527)	n/m

(1)	The above excludes an asset impairment which is included in the non-GAAP reconciliation schedule named, “Disclosure of Special Items” contained in this release.

First Quarter 2012 Results

In the first quarter of 2012, for comparable owned and leased hotels from continuing operations, RevPAR increased 7.3 percent year-over-year driven by a 360 basis point increase in occupancy to 52.0 percent, partially offset by a 0.2 percent decline in ADR to $77.29. On a comparable basis, EBITDA from continuing operations before special items improved to $1.2 million for the first quarter compared to ($0.5) million in the prior year period. The acquisition of the previously leased iStar hotels contributed facility lease savings of $0.9 million in the quarter.

Comparable hotel revenue of $28.3 million was 6.2 percent higher compared to the same period a year ago. Comparable hotel direct operating margin increased to 11.1 percent from 9.1 percent in the same period in 2011 primarily driven by a change in mix of promotional activities targeting the transient segment and seasonal labor reductions.

Franchise revenue increased to $1.1 million from $0.7 million. Profitability improved year-over-year primarily due to increased rooms revenue at our franchised hotels.

Revenue in the entertainment segment declined $0.3 million primarily as a result of lower sales volume in the ticketing portion of the business. However, overall profitability for the segment improved as a result of the mix of shows produced in the first quarter of 2012.

Asset Impairments

During the first quarter, the company recorded a pre-tax asset impairment charge of $5.9 million in continuing operations related to the company’s assets held for sale and fair market value indications received during the marketing process.

The company considers these impairment charges as special items and these are excluded from reported EBITDA from continuing operations before special items for the first quarter of 2012 and separately identified in the company’s operating results.

Liquidity and Balance Sheet

As of March 31, 2012, the company had $3.4 million in cash and cash equivalents, and $10.0 million available on its line of credit. As of March 31, 2012, the company had outstanding debt of $100.2 million, of which $30.8 million is classified as current debt.

Capital expenditures during the first quarter totaled $1.2 million.

Outlook for 2012

The company is reaffirming its RevPAR guidance for 2012, previously provided on February 28, 2012, based on the management team’s outlook for the markets in which the company operates and currently available information:

•	Full year 2012 RevPAR for company owned and leased hotels is expected to increase 2 to 4 percent compared to 2011 on an annual basis.

•	The company expects to invest approximately $10.0 million in capital improvements in 2012.

Conference Call Information

The management team of Red Lion Hotels will host a conference call on May 2, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss financial and operational results for the first quarter of 2012. To access the conference call, domestic participants should dial the following number ten minutes prior to the scheduled start time of the call: (800) 230-1074. International participants should dial (612) 234-9960.

The conference call may also be accessed via live webcast at http://www.redlion.com from the Investor Relations section of the website. To listen to the live webcast, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:00 p.m. Pacific Time on May 2, 2012, through June 2, 2012, at (800) 475-6701 or (320) 365-3844 (International) access code – 245115. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of March 31, 2012, the RLH hotel network was comprised of 48 hotels located in nine states and one Canadian province, with 9,010 rooms and 452,387 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Three months ended March 31,
	2012	2011	$ Change	% Change
Revenue:
Hotels	$28,341	$29,534	$(1,193)	-4.0%
Franchise	1,089	707	382	54.0%
Entertainment	2,524	2,800	(276)	-9.9%
Other	743	607	136	22.4%

Total revenues	32,697	33,648	(951)	-2.8%

Operating expenses:
Hotels	25,189	26,400	(1,211)	-4.6%
Franchise	1,172	894	278	31.1%
Entertainment	2,203	2,614	(411)	-15.7%
Other	477	393	84	21.4%
Depreciation and amortization	4,123	5,205	(1,082)	-20.8%
Hotel facility and land lease	1,181	1,930	(749)	-38.8%
Asset impairment	5,941	—	5,941	n/m
Loss (gain) on asset dispositions, net	(104)	(86)	18	-20.9%
Undistributed corporate expenses	1,381	1,344	37	2.8%

Total expenses	41,563	38,694	2,869	7.4%

Operating income (loss)	(8,866)	(5,046)	(3,820)	-75.7%
Other income (expense):
Interest expense	(1,817)	(2,301)	484	21.0%
Other income, net	13	4	9	n/m

Income (loss) before income taxes	(10,670)	(7,343)	(3,327)	-45.3%
Income tax (benefit) expense	(4,074)	(2,843)	1,231	43.3%

Net income (loss) from continuing operations	(6,596)	(4,500)	(2,096)	-46.6%

Discontinued operations (2):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $(58) and $(154) respectively	(102)	(271)	169	62.4%
Impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $(266) and $0 respectively	(470)	—	(470)	n/m

Net income (loss) from discontinued operations	(572)	(271)	(301)	n/m

Net income (loss)	(7,168)	(4,771)	(2,397)	-50.2%

Less net income or loss attributable to noncontrolling interest	(7)	(10)	3	30.0%

Net income (loss) attributable to Red Lion Hotels Corporation	$(7,161)	$(4,761)	$(2,400)	-50.4%

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$(0.34)	$(0.24)
Net Income (loss) from discontinued operations	$(0.03)	$(0.01)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.37)	$(0.25)
Weighted average shares - basic	19,222	18,974
Weighted average shares - diluted	19,222	18,974
Non-GAAP Financial Measures:
EBITDA (1)	$(5,619)	$(151)	$(5,468)	n/m
EBITDA as a percentage of revenues	-17.2%	-0.4%
EBITDA from continuing operations (1)	$(4,723)	$173	$(4,896)	n/m
EBITDA from continuing operations as a percentage of revenues	-14.4%	0.5%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)

During the fourth quarter 2011, the company listed for sale its hotels in Medford, Oregon and Missoula, Montana, two non-core assets in which the company does not expect to maintain significant continuing involvement. Accordingly, the operations of these properties have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	March 31,	December 31,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$3,441	$1,981
Restricted cash	3,358	3,358
Accounts receivable, net	6,102	7,591
Inventories	1,305	1,346
Prepaid expenses and other	2,369	1,973
Deferred income taxes	7,553	4,291
Assets held for sale	23,769	30,380

Total current assets	47,897	50,920

Property and equipment, net	229,939	232,589
Goodwill	8,512	8,512
Intangible assets, net	6,992	6,992
Other assets, net	5,708	5,883

Total assets	$299,048	$304,896

Liabilities:
Current liabilities:
Accounts payable	$5,439	$4,928
Accrued payroll and related benefits	3,156	2,103
Accrued interest payable	1,136	231
Advance deposits	798	380
Other accrued expenses	9,622	9,249
Revolving credit facility	—	844
Long-term debt, due within one year	30,802	3,274

Total current liabilities	50,953	21,009

Long-term debt, due after one year	38,535	66,378
Deferred income	4,519	4,643
Deferred income taxes	15,040	16,176
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	139,872	139,031

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,257,898 and 19,172,670 shares issued and outstanding	192	192
Additional paid-in capital, common stock	149,556	149,027
Retained earnings	9,428	16,589

Total Red Lion Hotels Corporation stockholders’ equity	159,176	165,808
Noncontrolling interest	—	57

Total stockholders’ equity	159,176	165,865

Total liabilities and stockholders’ equity	$299,048	$304,896

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of March 31, 2012

			Meeting Space
	Hotels	Rooms	(sq. ft.)
Red Lion Owned or Leased Hotels (1):
Comparable Continuing Operations	28	5,563	280,574
Discontinued Operations	2	261	10,192
Red Lion Franchised Hotels (1)	18	3,186	161,621

Total Red Lion Hotels	48	9,010	452,387

Comparable Hotel Statistics from Continuing Operations (1,2)

	Three months ended March 31, 2012			Three months ended March 31, 2011
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)
Owned and Leased Hotels	52.0%	$77.29	$40.21	48.4%	$77.47	$37.47
Franchised Hotels	57.4%	$82.79	$47.56	55.1%	$82.69	$45.58

Total System Wide	53.5%	$78.91	$42.22	50.2%	$79.04	$39.69

Change from prior comparative period:
Owned and Leased Hotels	3.6	-0.2%	7.3%
Franchised Hotels	2.3	0.1%	4.3%

Total System Wide	3.3	-0.2%	6.4%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Seattle property has been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown
(2)	Excludes two hotels identified as discontinued operations.
(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Results and Data From Continuing Operations

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared.

	Three months ended March 31,
	2012	2011
Comparable total revenue (2)	$32,697	$30,807
Comparable hotel revenue (2)	28,341	26,693
Comparable hotel operating expense (3)	25,189	24,258
Comparable hotel direct operating profit (1)	3,152	2,435
Comparable hotel direct operating margin (1)	11.1%	9.1%
Comparable total EBITDA from continuing operations before special items (4)	$1,218	$(527)

(1)	Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP margins are calculated using amounts presented in the consolidated statements of operations. Comparable margins are calculated using amounts presented in the table above.
(2)	The reconciliation of total and hotel revenue per the consolidated statements of operations to comparable total and hotel revenue is as follows:

	Three months ended March 31,
	2012	2011
Total revenue per the consolidated statements of operations	$32,697	$33,648
less: Revenue from Seattle Fifth Avenue property	—	(2,841)

Comparable total revenue	$32,697	$30,807
Hotel revenue per the consolidated statements of operations	$28,341	$29,534
less: Revenue from Seattle Fifth Avenue property	—	(2,841)

Comparable hotel revenue	$28,341	$26,693

(3)	The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

	Three months ended March 31,
	2012	2011
Hotel operating expense per the consolidated statements of operations	$25,189	$26,400
less: Operating expense from Seattle Fifth Avenue property	—	(2,142)

Comparable hotel operating expense	$25,189	$24,258

(4)	The reconciliation of EBITDA from continuing operations before special items per the table entitled "Disclosure of Special Items" to comparable total EBITDA before special items is as follows:

	Three months ended March 31,
	2012	2011
EBITDA before special items per the table “Disclosure of Special Items”	$1,218	$173
less: EBITDA of Seattle Fifth Avenue property	—	(700)

Comparable total EBITDA from continuing operations before special items	$1,218	$(527)

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended March 31,
	2012	2011
EBITDA from continuing operations	$(4,723)	$173
Income tax benefit (expense) - continuing operations	4,074	2,843
Interest expense - continuing operations	(1,817)	(2,301)
Depreciation and amortization - continuing operations	(4,123)	(5,205)

Net income (loss) attributable to Red Lion Hotels Corporation from continuing operations	(6,589)	(4,490)
Income (loss) on discontinued operations, net of tax	(572)	(271)

Net income (loss) attributable to Red Lion Hotels Corporation	$(7,161)	$(4,761)

	Three months ended March 31,
	2012	2011
EBITDA	$(5,619)	$(151)
Income tax benefit (expense)	4,398	2,997
Interest expense	(1,817)	(2,301)
Depreciation and amortization	(4,123)	(5,306)

Net income (loss) attributable to Red Lion Hotels Corporation	$(7,161)	$(4,761)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Red Lion Hotels Corporation

Disclosure of Special Items

(unaudited)

During the first quarter of 2012, the Company recorded $5.9 million in pre-tax impairment charges in continuing operations related to its Red Lion Denver Southeast and Red Lion Colonial Hotel properties. As a result, the operations as presented in the accompanying financial statements for the three months ended March 31, 2012 compared to 2011 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of EBITDA from continuing operations before special items to EBITDA from continuing operations per the consolidated statement of operations.

	Three months ended March 31,
	2012	2011
($ in thousands)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)
Amount before special items	$1,218	$173
Special items:
Asset impairment charges (2)	(5,941)	—

Amount per consolidated statement of operations	$(4,723)	$173

(1)	Amount defined on the preceding table “Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation”.
(2)	Amounts as included in the line items “Asset impairment” on the accompanying consolidated statements of operations.